Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-1
(Form Type)

AMBIPAR EMERGENCY RESPONSE

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A ordinary shares issuable on exercise of the Public Warrants (Primary Offering)	Other	12,650,000 (2)	$10.59(3)	$133,963,500	$110.20 per $1,000,000	$14,762.78
		Class A ordinary shares issuable on exercise of the Private Placement Warrants (Primary Offering)	Other	3,530,000 (4)	$11.50(5)	$40,595,000	$110.20 per $1,000,000	$4,473.57
		Class A ordinary shares, par value $0.0001 per share (Secondary Offering)	Other	18,807,000 (6)	$10.59(3)	$199,166,130	$110.20 per $1,000,000	$21,948.11
		Warrants to purchase Class A ordinary shares (Secondary Offering)		3,530,000 (7)	—	—	—	— (8)
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts				—	$373,724,630	—	$41,184.46
	Total Fees Previously Paid							$45,350.71
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	—

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminable number of additional Class A ordinary shares of Ambipar Emergency Response (the “Registrant”), par value $0.0001 per share (“Class A Ordinary Shares”), that may be issued to prevent dilution from share splits, share dividends or similar transactions that could result in an increase to the number of outstanding Ordinary Shares.

(2) Consists of (i) up to 12,650,000 Class A Ordinary Shares that are issuable by the Registrant upon the exercise of 12,650,000 outstanding warrants to purchase Class A Ordinary Shares at an exercise price of $11.50 per share, which were issued on March 3, 2023 (the “Closing Date”) pursuant to the Business Combination Agreement by conversion, on a one-for-one basis, of the public warrants of HPX Corp. (“HPX”) to purchase Class A ordinary shares of HPX, par value $0.0001 per share (the “HPX Class A Ordinary Shares”) that were issued in connection with the initial public offering of HPX (the “Public Warrants”). The Public Warrants were previously registered in the Registration Statement on Form F-4 (File No. 333-268795) initially filed with the Securities and Exchange Commission on December 14, 2022.

(3) Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $12.10 (high) and $9.07 (low) sale price of the Class A Ordinary Shares as reported on the NYSE American on March 8, 2023, which date is within five business days of March 13, 2023, the date of the initial filing of the Registrant’s Registration Statement on Form F-1.

(4) Consists of (i) up to 676,707 Class A Ordinary Shares that are issuable by the Registrant upon the exercise of 676,707 outstanding warrants to purchase Class A Ordinary Shares at an exercise price of $11.50 per share, which were issued to HPX Capital Partners LLC (the “Sponsor”) on the Closing Date, by conversion, on a one-for-one basis, of the private warrants of HPX to purchase HPX Class A Ordinary Shares (the “Sponsor Warrants”); and (ii) up to 2,853,293 Class A Ordinary Shares that are issuable upon the exercise of 2,853,293 outstanding warrants to purchase Class A Ordinary Shares at an exercise price of $11.50 per share, which were issued to (a) certain investors (the “PIPE Investors”) in a private placement, on the Closing Date, under the PIPE financing consummated in connection with the Business Combination (the “PIPE Financing”) and (b) certain shareholders (the “Non-Redeeming Shareholders”) who entered into non-redemption agreements with the Registrant and HPX (the “Non-Redemption Agreements”) in consideration of their respective agreements not to redeem shares pursuant to such Non-Redemption Agreements (the “Investors’ Warrants” and, together with the Sponsor Warrants, the “Private Placement Warrants”).

(5) Calculated pursuant to Rule 457(g) of the Securities Act, based on the exercise price of each Warrant, which is $11.50 per Class A Ordinary Share.

(6) Consists of (i) up to 1,896,100 Class A Ordinary Shares issued to the Sponsor and certain affiliates in exchange for HPX Class A Ordinary Shares; (ii) up to 37,100 Class A Ordinary Shares issued to the Non-Redeeming Shareholders in a private placement, on the Closing Date, in consideration of their respective agreements not to redeem shares pursuant to their respective Non-Redemption Agreements; (iii) up to 13,323,800 Class A Ordinary Shares issued to the PIPE Investors in the PIPE Financing; (iv) up to 676,707 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants; (v) up to 2,853,293 Class A Ordinary Shares issuable upon the exercise of the Investors’ Warrants; and (vi) up to 20,000 Class A Ordinary Shares issued to Mr. Rafael Salvador Grisolia in a private placement to settle 20,000 restricted stock units of the Company that were held by Mr. Grisolia.

(7) Consists of up to 676,707 Sponsor Warrants and up to 2,853,293 Investors’ Warrants.

(8) In accordance with Rule 457(g), the entire registration fee for such Warrants is allocated to the Class A Ordinary Shares underlying the Warrants, and no separate fee is payable for the Warrants.